Exhibit 3.11

ARTICLES OF ASSOCIATION

Flextronics International GmbH (registered seat: A-1300 Vienna, Airport Office Park I, Top B 07/02, Austria) and Flextronics Sárvár Logistics Kft. (registered seat: 9600 Sárvár, Ikervári u. 25.) as quota owners (the “Members”) hereby accept the unified text(1) of the Articles of Association of Flextronics International Manufacturing and Services Duty-Free Zone Limited Liability Company (the “Company”) established on November 1, 1992 under Act VI of 1988 on Business Associations in accordance with the rules of Act V of 2013 on the Civil Code (the “Civil Code”) as follows.

I.

The name and the registered seat of the Company

1.                              The firm name of the Company:

Flextronics International Termelö és Szolgáltató Vámszabadterületi Korlátolt Felelösségü Társaság

The concise firm name of the Company:

Flextronics International Kft.

2.                              The firm name of the Company in English:

Flextronics International Manufacturing and Services Duty-Free Zone Limited Liability Company

The concise firm name of the Company in English:

Flextronics International LLC

3.                              The registered seat of the Company:

8660 Tab, Munkás u. 28.

The branch offices of the Company:

9600 Sárvár, Ikervári u. 25.

9600 Sárvár, Ikervári u. 42.

8900 Zalaegerszeg, Posta u. 63.

8900 Zalaegerszeg, Zrínyi Miklós u. 38.

4400 Nyíregyháza, Debreceni út 342.

1183 Budapest, Hangár utca 5-37.

2360 Gyál, Bem József u. 32.

(1) The changes — in accordance with the resolutions of 19 June 2015 — are indicated in underlined, italics and bold and the deleted parts are indicated with ~~strikethrough~~.

7673 Cserkút, Batvölgyi út 3.

~~7632 Pécs, Szilva u. 1-3.~~

7630 Pécs, Mohácsi út 58.

2071 Páty, Prolosis Park Budapest M1, Hrsz. 0161/26

II.

The duration of the Company

The Company shall be established for an indefinite period of time and may exercise its activity from the signature of the document founding the Company.

III.

The scope of activities of the Company

2640       Manufacture of consumer electronics (main activity)

1721       Manufacture of corrugated paper and paperboard and of containers of paper and paperboard

2016       Manufacture of plastics in primary forms

2221       Manufacture of plastic plates, sheets, tubes and profiles

2222       Manufacture of plastic packing goods

2229       Manufacture of other plastic products

2562       Treatment and coating of metals

2573       Manufacture of tools

2611       Manufacture of electronic components

2612       Manufacture of loaded electronic boards

2620       Manufacture of computers and peripheral equipment

2630       Manufacture of communication equipment

2651       Manufacture of instruments and appliances for measuring, testing and navigation

2660       Manufacture of irradiation, electromedical and electrotherapeutic equipment

2670       Manufacture of optical instruments and photographic equipment

2711       Manufacture of electric motors, generators and transformers

2712       Manufacture of electricity distribution and control apparatus

2731       Manufacture of fibre optic cables

2732       Manufacture of other electronic and electric wires and cables

2751       Manufacture of electric domestic appliances

2790       Manufacture of other electrical equipment

2823       Manufacture of office machinery and equipment (except computers and peripheral equipment)

2899       Manufacture of other special-purpose machinery n.e.c.

2931       Manufacture of electrical and electronic equipment for motor vehicles

3320       Installation of industrial machinery and equipment

4110       Development of building projects

4120       Construction of residential and non-residential buildings

4212       Construction of railways and underground railways

4213       Construction of bridges and tunnels

4222       Construction of utility projects for electricity and telecommunications

4299       Construction of other civil engineering projects n.e.c.

4619       Agents involved in the sale of a variety of goods

4643       Wholesale of electrical household appliances

4675             Wholesale of chemical products

4754             Retail sale of electrical household appliances in specialised stores

5121             Freight air transport

5210             Warehousing and storage

5223             Service activities incidental to air transportation

5224             Cargo handling

5590             Other accommodation

5829             Other software publishing

6311             Data processing, hosting and related activities

6629             Other activities auxiliary to insurance and pension funding

6820             Renting and operating of own or leased real estate

6832             Management of real estate on a fee or contract basis

6920             Accounting, bookkeeping and auditing activities; tax consultancy

7022             Business and other management consultancy activities

7112             Engineering activities and related technical consultancy

7219             Other research and experimental development on natural sciences and engineering

7733             Renting and leasing of office machinery and equipment (including computers)

7739             Renting and leasing of other machinery, equipment and tangible goods n.e.c.

7810             Activities of employment placement agencies

7820             Temporary employment agency activities

8121             General cleaning of buildings

8299             Other business support service activities n.e.c.

8690             Other human health activities

3250             Manufacture of medical and dental instruments and supplies

2910             Manufacture of motor vehicles

3313             Repair of electronic and optical equipment

4941             Freight transport by road

6209             Other information technology and computer service activities

9511             Repair of computers and peripheral equipment

9512             Repair of communication equipment

9521             Repair of consumer electronics

9522             Repair of household appliances and home and garden equipment

9529             Repair of other personal and household goods

8292             Packaging activities

6209             Other information technology and computer service activities

2740             Manufacture of electric lighting equipment

3312             Repair of machinery

3091             Manufacture of motorcycles

IV.

The Members of the Company

1.                     The Members of the Company shall be:

(1)	corporate name:	Flextronics International GmbH
	registered seat:	Office Park 1, Top B 07/02 A-l300 Wien, Flughafen, Austria
	registration number:	FN 104704b

(2)	corporate name:	Flextronics Sárvár Logistics Kft
	registered seat:	9600 Sárvár, Ikervári u. 25.

registration number:	18-09-110713

V.

Share capital of the Company, Share of the Member, Bookkeeping

1.                      The share capital of the Company shall be

5.590.815,-EUR

Five Million Five Hundred and Ninety Thousand Eight Hundred Fifteen Euro, consisting of EUR 5.170.976 cash and EUR 419.839,- contribution in kind, constituting the share of the Member. The share capital is fully at the Company’s disposal.

2.                      The Members pay the following shares of the Company’s share capital:

•                                  Flextronics International GmbH

EUR 5.170.214 contribution in cash,

EUR 419.839 contribution in kind;

•                                  Flextronics Sárvár Logistics Kft.

EUR 762 contribution in cash.

3.                      The Company keeps its books in Euro.

4.                      Initial capital may be increased only if all previous capital contributions have been paid up in full except when the Members’ Meeting orders an increase of initial capital from the assets of the company in excess of initial capital.

5.                      The Company may reduce initial capital, and in cases defined in the Civil Code, the Members’ Meeting shall be obliged to reduce initial capital.

6.                      The Members shall not be obliged to provide supplementary payment.

VI.

The quotas of the Company

1.                      Following registration of the Company, the rights of Members and the share due to them from the assets of the Company are embodied by the quotas.

2.                      Each Member shall have only one quota. The Company may take possession of the individual quota in accordance with the regulations of the Act. The quota may be withdrawn and divided between the frame of the Act.

3.                      In the Company

Flextronics International GmbH	in 99,986%

Flextronics Sárvár Logistics Kft.	in 0,014 % are quotaholders.

VII.

Business year of the Company

Every business year of the Company lasts from April 1 until March 31, next year.

VIII.

Member’s Meeting

1.                      The supreme body of the Company is the Members’ Meeting, in which activity all Members are entitled to take part.

2.                      Members may be represented in the Members’ Meeting by way of power of attorney, the authorization shall be drawn up in a public document or private document having full probative force.

3.                      The managing director is obliged to take part on the Members’ Meeting. Under decision in Members’ Meeting may take part also other persons.

4.                      The Members’ Meeting is convened by the Managing director. The Managing director may convene the Members’ Meeting also outside of the registered seat of the Company. If the Company has no managing director, upon the request of any Member or creditor, the court of registration shall convene the Members’ Meeting within the framework of its legal supervision procedures.

5.                      The Members’ Meeting shall be convened at least once every year, in a manner that the annual ordinary Members’ Meeting approving the report prepared pursuant to the Accounting Act shall be convened before August 31 of the year in question. The Members’ Meeting shall be convened if it is required in the interest of the Company.

6.                      The Managing Director shall be obliged to convene the Members’ Meeting in order to take the necessary steps, if he becomes aware of the fact that the Company’s own capital has reduced to half of the registered capital due to losses, or the Company’s own capital has reduced under the minimum amount of registered capital defined by law, or the Company is threatened by bankruptcy, or has stopped its payments, or the Company’s assets do not cover its losses.

7.                      In the event that the Company has no Managing Director, any Member may convene the Members’ Meeting. If the convention of the Members’ Meeting has not occurred or is impossible for any reason within 30 days following the date of the change (i.e., the Company has started to operate without a Managing Director), the Court of Registration shall convene the Members’ Meeting at the request of any Member or creditor.

8.                      Members shall be invited to the Members’ Meeting, announcing the agenda of the meeting at the same time. A period of at least fifteen days shall pass between dispatch of the invitations and the date of the Members’ Meeting. Any Member shall have the right to request a discussion of an issue proposed by him, if his proposal is communicated to the Members and the Managing Director at least three days prior to the Members’ Meeting.

9.                      If the Members’ Meeting has been convened in contravention to the rules, it may pass resolutions only if all Members are present at the meeting, and unanimously agree to holding such meeting. Issues not contained in the agenda may be discussed only if all Members are present at the meeting, and unanimously agree to discuss such issue on the agenda.

10.               The Members’ Meeting has a quorum if at least the majority of the eligible votes are represented.

11.               If the Members’ Meeting did not have quorum, a new date shall be announced in the invitation according to the time limits indicated in Sections 5 and 7. This Members’ Meeting shall have a quorum irrespective of the degree of initial capital or voting rights represented by those present. Such repeated Members’ Meeting shall be convened to a date within at least 3 and at most 15 days following the previous meeting without quorum.

12.               The Members’ Meeting shall be convened by announcing the Members last given address in a registered mail. The invitation must indicate that the Members’ Meeting repeated as a result of not having quorum shall have a quorum for the issues of the original agenda irrespective of the degree of initial capital or voting rights represented by those present.

13.               At the Members’ Meeting each Member has as much vote as his quotas are to divisible by EUR 40,- e.g. Forty Euro. When passing a resolution, a Member who is relieved from an obligation or responsibility through the resolution, or is granted some other benefit to the detriment of the business association, as well as a Member with whom an agreement is to be concluded, or against whom a lawsuit is to be initiated as per the resolution, who has such relative — who has interest in the decision —, who is not the member of the Company, who is in a relationship of majority control with another organization, which has interest in the decision or has personal interest in the decision, may not cast a vote. The Member concerned shall be disregarded when stating whether there is a quorum for passing a resolution on such subject.

14.               In all questions to be decided, the vote shall be open. Members who have passed a resolution, in respect of which they knew, or should have known given reasonable care, that such resolution was obviously contrary to the significant interests of the business association, shall bear unlimited, joint and several liability for resulting damages.

15.               A decision may be considered as accepted when the Members have passed it by a simple majority of votes, provided that the Civil Code or these Articles of Association do not require a significant majority or unanimity.

16.               A resolution of the Member’ Meeting passed unanimously shall be required to increase the obligations of the Members contained herein, to establish new obligations or to restrict special rights of certain Members.

17.               The following falls within the exclusive competence of the Members’ Meeting:

(a)                                 approval of the annual report prepared pursuant to the Accounting Act, including the decision on the use of the after-tax profits;

(b)                                 authorizing the Managing Director to enter into any contract, the value of which exceeds USD 10 (ten) million;

(c)                                   disposing with respect to intellectual properties under legal protection;

(d)                                  issuing and/or subscribing for bonds or other securities;

(e)                                  approval of the annual budget and the business plan of the Company, of investments exceeding the annual budget, or of any extension, transfer or termination of any business of the Company;

(f)                                     decision to pay interim dividends;

(g)                                  ordering the payment of additional capital contributions and the repayment thereof, the terms of which are contained in the relevant resolution;

(h)                                 exercising of pre-emption right by the Company;

(i)                                     appointing person who is entitled to exercise pre-emption right;

(j)                                    approval on the division and withdrawal of quotas;

(k)                                 decision on the exclusion of a Member;

(l)                                     appointment and removal of the Managing Director, Supervisory Board member and the establishment of his/her remuneration, as well as approval of the By-laws of the Supervisory Board;

(m)                             appointment of the Auditor, including the selection of the individual person in charge, establishment of the main terms of the contract for services to be concluded with the Auditor, including its fee, removal of the Auditor;

(n)                                 approval of contracts to be concluded between the Company and a Member, the Managing Director, the Supervisory Board member, the Auditor of the Company or any of their close relatives (Point 1 Section 8:1 (1) of the Civil Code); such contracts may only be concluded in a written form;

(o)                                 enforcement of indemnification claims against the Members, the Managing Directors, the Supervisory Board members or the Auditor;

(p)                                 ordering the review by the Auditor of the annual report, management and business activities of the Company;

(q)                                 decision on the termination of the Company without a legal successor or the transformation of the Company;

(r)                                    amendment of the Articles of Association;

(s)                                   increase or decrease of the registered capital;

(t)                                    exclusion of the Members’ right of first refusal, appointment of the person(s) who are entitled to exercise the right of first refusal, establishment of a proportion other than the proportion reflected in the quotas in case of a capital increase;

(u)                                 approval of the acquisition of interest by the Managing Director or any of its relative in an entity other than a public company limited by shares, or the appointment of the Managing Director or any of its relative as the managing director of an entity pursuing the same or similar business activities as the Company, or the entering into a transaction falling within the business activities of the Company with the Company and/or any third party in its own name and for its own behalf;

(v)                                 evaluation of the work performed by the Managing Director of the Company in the previous business year at the annual ordinary Members’ Meeting referred to in Section VIII.5. above, and decision on the grant of the so-called “exemption” to the Managing Director (by granting the exemption, the Members’ Meeting declares that the Managing Director acted on the basis of the priority of the Company’s interests in the evaluated period);

(w)                               decision on the appointment of one or more General Manager;

(x)                                 all issues which are assigned to the exclusive competence of the Members’ Meeting by law or these Articles of Association or which fall within the competence of the Members’ Meeting by way of its decision.

18.               Managing director shall keep minutes on the Members’ Meetings. The minutes shall contain the place and time of the Members’ Meeting, the persons present and the extent of voting rights represented by such persons, the core of the events, statements and resolutions taking place during the Members’ Meeting, the number of votes cast for and against resolutions. The minutes shall be signed by the managing director and a Member present at the meeting shall confirm it by his signature.

19.               Resolutions confirmed in the minutes shall be entered in the Book of Resolutions without delay.

20.               With the exception of resolutions on the approval of the report prepared pursuant to the Accounting Act and on appropriation of after-tax profits, Members may pass resolutions without holding a Members’ Meeting. The draft of the resolution proposed outside a meeting shall be communicated to the Members in writing, setting a deadline of eight days, who shall cast their votes in writing. The managing director shall determine the results of the voting within three days from the last day of the deadline set for voting — or if it arrives earlier — from the receipt of the last vote and shall inform the Members of the result of the voting within additional three days. The day of decision is the last day of the deadline set for voting — or if its earlier — the arrival of the last vote. Upon the request of any Member; instead of voting the Members’ Meeting shall be convened to discuss the draft resolution.

21.               The Members’ Meeting may be held in case of any agenda item via electronic telecommunication devices (including especially, but not exclusively: video conference, telephone conference, conference via IT devices) and the Member may practice its membership rights via such devices instead of being present personally. The electronic telecommunication devices shall be capable of securing the identification of the Members and the maintenance of their mutual and unlimited communication. Anything said at the Members’ Meeting held via electronic telecommunication devices and any resolution made must be recorded in audio recording. The managing directors are obliged to safeguard the recording and to respect the membership rights, the personality and data protection rights of the affected persons. If the resolution taken at the Members’ Meeting must be submitted to the court of registration, a protocol must be prepared of such meeting, which shall be authenticated by the signatures of the managing directors.

IX.

The Managing Director

1.                      The Member appoints one or more Managers for the leading of the Company who are entitled to use the title Executive Director. The Managing Director acts on the basis of mandate.

2.                      The assignment of the Managing Directors is for an indefinite period. The Managing Director may be recalled from this duty by the Members.

3.                      The Managing Director deals with the operations of the Company. The Managing Director acts on the business of the Company within the framework of rules of law, of this Articles of Association and of the Members Meeting’s resolutions. The Managing Director shall be liable in accordance with the rules of civil law for damages caused to the Company by breaching his obligations.

4.                      In all cases in which the entering of the business requires the approval of the Members Meeting (Section VIII) the Managing Director shall seek the Members Meeting’s decision.

5.                      The Managing Director is obliged to provide information at the request of the Members’ Meeting applying to it regarding the affairs of the Company, and to allow an inspection of the business records and documents. The Managing Director keeps the Book of the Resolutions.

6.                      The Managing Director is obliged to make a report following the end of each year reflecting the situation of the last day of the business year, and to convey it within the time limit to the Members’ Meeting.

7.                      Within the frame of the legal regulations, the present Articles of Association and the resolutions of the Members’ Meeting the Managing Directors decide independent and personal with a responsibility in the matters of the Company and decide in all questions not falling within the exclusive competence of the Members’ Meeting.

8.                      The responsibility of the Managing Directors includes the whole of the activity of the Company, to create the economic conditions and within this area they are responsible for securing the conditions of a profitable management.

9.                      Without the approval of the Company the Managing Director and his relative cannot acquire interest in another business association — excluding owning shares in public company limited by shares — pursuing an activity identical or similar to that of the Company, and cannot be an executive officer in another economic organization pursuing an activity identical or similar to that of the Company, furthermore, he cannot conclude transactions — excluding ordinary transactions of everyday life — falling within the scope of activities of the Company in his own name or to his own benefit with the Company and/or with third persons. Nor may the Managing Director’s relatives conclude such transactions.

10.               The Managing Directors of the Company shall be:

Yizhak Rodrig (address: Te’ashur 33, Zikhron Ya’akov, 30900 Israel, mother’s full maiden name: Ben Tov, place and date of birth: Tel Aviv, Israel, 1966.10.19.)

Alexander Vékássy (address: 2360 Gyál, Kosztolányi D. street 40., Hungary, mother’s full maiden name: Jelena Merkovics, place and date of birth: Uzhhorod, Ukraine, 1974.04.18.)

Robert McCafferty (address: Keylwerthgasse 10, 1190 Vienna, Austria; mother’s full maiden name: Kathryn Terry, place and date of birth: Cleveland, Ohio, 1960.06.17.)

László Nagy (address: H-8790 Zalaszentgrót, Széchenyi street 49., Hungary, mother’s full maiden name: Erzsébet Ausztrics, place and date of birth: Zalaszentgrót, 1979.07.05.)

István Fekete (address: HU 8600 Siófok, Küszhegyi Köz 3, Hungary, mother’s full maiden name: Ilona Tóth, personal tax number: 8424440528, place and date of birth: Nyírbátor, 1983.03.18.)

Christian Pfister (address: A-8911 Admont, Liftstrasse 528, Austria, mother’s full maiden name: Ingeborg Dertschnig, social security number: 1638130263, place and date of birth: Admont, Austria, 13.02.1963.)

Jean-Francois Marcel Zoeller (address: 7 chemin du Horn, 67120 Wolxheim, France, mother’s full maiden name: Marie Cecile Ringeisen, foreign tax number: 1710967482573 46, place and date of birth: Strasbourg, France, 23.09.1971.)

11.               The order of the division of employer’s rights among the Managing Directors shall be regulated by the Members’ Meeting in a separate resolution, where in addition to the Managing Directors, other persons employed by the Company can be appointed to exercise employer’s rights.

X.

Representation of the Company, Authorization to sign

1.                      The Company is represented by the Managing Directors before authorities and third persons.

2.                      The Members’ Meeting may confer the right of general representation upon an employee appointed by it (hereinafter referred to as ‘General Manager’) and the Managing Director may grant employees of the Company the right of representation with respect to particular groups of issues. Signature may take place to represent the Company either by two managing directors together, or by one managing director and by one procurist, respectively by an employee entitled to representation, together. The General Manager and employees entitled to representation may not transfer the right of representation to any other party.

3.                      Signature for the Company shall be effected by the person entitled to representation by signing his name under or above the pre-written, pre-printed or printed Company name.

XI.

Supervisory Board

1.                      The Company establishes a Supervisory Board, which supervises the management of the Company for the Members’ Meeting. The Supervisory Board may have 3-12 members. The Supervisory Board may request information from the Managing Director or the managerial employees of the Company, and may inspect the books and documents of the Company.

2.                      The Supervisory Board shall examine any proposals and all substantial business policy reports relating to issues falling within the exclusive competence of the Members’ Meeting. The Members’ Meeting may pass a resolution on the report prepared according to the Act on Accounting, and on the appropriation of after-tax profits only when in possession of the written report of the Supervisory Board. The members of the Supervisory Board shall safeguard as business secrets any information obtained regarding the affairs of the Company. Supervisory Board members shall bear unlimited, joint and several liability for damages caused to the Company through the violation of their supervisory obligation.

3.                      If, in the judgment of the Supervisory Board, the activity of the management is contrary to the law, the Articles of Association or the resolutions of the Members’ Meeting, or otherwise infringes on the interests of the Company or its Member, the Supervisory Board shall notify the Members’ Meeting, and shall propose a decision.

4.                      The Supervisory Board shall act as an independent body but may entrust any of its members to fulfill certain supervisory tasks, or may divide supervisory duties among its members on a permanent basis. Such division of supervisory duties shall not concern the responsibility of the Supervisory Board member, nor his right to extend his supervision to other activities falling within the supervisory duties of the Supervisory Board.

5.                      The Supervisory Board shall elect a chairman from among its members. The Supervisory Board has quorum if all of its members are present. The Supervisory Board shall pass resolutions by simple majority. The members of the Supervisory Board shall act in person, representation is not admissible. A member of the Supervisory Board may not be instructed in his capacity as such by the Member or by its employer. The employee of the Company may not be a member — with the exception of the employee representation membership — of the Supervisory Board.

6.                      Meetings of the Supervisory Board shall be convened and chaired by the chairman. Any member of the Supervisory Board may request the chairman in writing to convene such meeting, indicating the reason and the purpose thereof. The chairman shall, within a period of eight days after receipt of such request, call a meeting of the Supervisory Board at a date within a period of thirty days. If the chairman fails to comply with such request, the Member shall have the right to convene the meeting himself.

7.                      The Supervisory Board shall establish its rules of procedure itself, which shall be approved by the Member’s Meeting.

8.                      If the number of Supervisory Board members falls below 3, or there is no person to convene the meeting of the Supervisory Board, the management of the Company shall take the necessary resolutions in the interest of restoring proper operation of the Supervisory Board.

9.                      At least one third of the members of the Supervisory Board shall be comprised of employees’ representatives. Employees’ representatives taking part in the Supervisory Board shall, with the exception of business secrets, inform the community of Company’s employees by way of the works council. Following a statement of opinion of the trade unions operating at the Company, the employees’ representative on the Supervisory Board shall be nominated by the works council from among the employees. The person nominated by the works council shall be elected as members of the Supervisory Board by the Members’ Meeting following such nomination, unless statutory grounds for disqualification exist with respect to the nominee. In this case, a new nomination shall be requested. On the Supervisory Board, employees’ representative shall have the same rights and same obligations as other members. If the opinion of the employees’ representative differs from the majority standpoint of the Supervisory Board, the minority standpoint of the employees shall be presented to the Members’ Meeting. Membership of an employees’ representative on the Supervisory Board also shall terminate together with the termination of his labor relationship. Employee representatives may only be dismissed by the Members’ Meeting upon the proposal of the works council, unless the works council fails to meet its obligation to make such proposal despite statutory grounds for disqualification.

10.               The Supervisory Board member may acquire interest and may be an executive officer in another business association pursuing an activity identical or similar to that of the Company, furthermore, he may conclude transactions falling within the scope of activities of the Company in his own name or to his own benefit with the Company and/or with third persons. The Company accepts that the Supervisory Board member’s close relatives may conclude such transactions.

11.               The assignment of the Supervisory Board is for 3 years. The Supervisory Board members may be reelected and recalled. The members of the Supervisory Board are:

Ruszlán Udovenko (employees’ representative) (address: 8900 Zalaegerszeg, Landorhegyi street . 38/2., Hungary, mother’s full maiden name: Irén Malinás)

Ing. Peter Gutschi (address: AT 2500 Baden, Leesdorfer Hauptstrasse 94-98/1/10, Austria, mother’s full maiden name: Susanne Traussnig)

Adrian - Florian Dumbrava (address: RO 307220 Giroc, Garofitei street. 4., Romania, mother’s full maiden name: Maria Manea).

XII.

The permanent Auditor

1.                      The Company elects an Auditor for 3 years in order to guarantee the lawful operation of the Company. The contract with the Auditor shall be concluded by the Managing Director in accordance with the general rules of civil law. The Auditor may be reelected and recalled.

2.                      The Company shall have the authenticity and legal compliance of the report prepared pursuant to the Accounting Act examined by the Auditor. Without a statement of opinion by the Auditor, the Members’ Meeting may not approve the report prepared pursuant to the Accounting Act. The Auditor must be invited to the Members’ Meeting on the report of the Company. The Auditor must attend such meeting, however his absence does not prevent the meeting from being held. Furthermore, the Auditor shall examine all substantial business reports proposed to the Members’ Meeting from the point of view of whether such reports contain true data and comply with all legal regulations.

3.                      The Auditor may inspect the books of the Company, may request information from the executive officers, Supervisory Board members and employees, and may examine the bank account, the petty cash, the stocks of securities and goods, and the contracts of the Company. The Auditor shall safeguard the information obtained about the affairs of the Company as business secrets. With respect to the liability of the Auditor, the rules on liability set forth in legal regulations pertaining to auditing, and these in the Civil Code shall be authoritative.

4.                      The Auditor may be invited to attend the meeting of the Supervisory Board with a right of consultation, or the Auditor himself may initiate his attendance at such meetings. In this latter case, the request of the Auditor may be refused only in exceptionally justified cases. At the request of the Supervisory Board, the Auditor must attend the meeting of the Supervisory Board.

5.                      If the Auditor ascertains or otherwise learns that a considerable decrease in assets of the Company is probable, or perceives any other issue which entails the liability of the Managing Directors or the Supervisory Board members as set forth in the Act, he shall request the decision of the Members’ Meeting. If the Members’ Meeting fails to make the decisions required by legal regulations, the Auditor shall inform the court of registration exercising legal supervision.

6.                      The Auditor of the Company is:

Deloitte Könyvvizsgáló és Tanácsadó Kft.

1068 Budapest, Dózsa György út 84/c.

Reg.nr.: 01-09-071057

the individual auditor is:

Gábor Gion

(address: HU 2131 Göd-Alsógöd, Fenyves utca 31/A.

mother’s full maiden name: Ida Hegedüs Budánovics

Chamber registration number: MKVK-005252

XIII.

The controlling rights of the Members

Each Member is entitled to request information on the affairs of the Company whether from the managing director directly or by his representative, and to request the inspection of the business records and documents in accordance with the law.

XIV.

Relation between the Members with each other and between the Members and the company

1.                      The profit stated pursuant to the Accounting Act shall be distributed to Members in proportion to their capital contributions. Members are only entitled to dividends in proportion to the contributions, which they have already provided. Distribution of profits in a different manner requires the unanimous decision of the Members’ Meeting. With the exception of the reduction of initial capital no payments to the debit of initial capital may be made to Members on the basis of their membership. Payments that have been made despite this shall be repaid to the Company.

2.                      Interim dividends may be paid if, on the basis of the interim balance sheet prepared pursuant to the provisions of the Accounting Act, and approved by the Members’ Meeting, it is highly likely that following this there will be no obstacle to paying dividends at the end of the year.

3.                      Members may not be obliged to repay dividends received in good faith. This provision shall not apply to interim dividends paid to Members during the course of the year. Members are entitled to dividend in proportion to their quotaholdings.

4.                      Any Member of the Company may request a court review of resolutions passed by the organs of the Company with reference to the point that such resolution conflicts with legal regulations, or the articles of association. The managing director may also initiate court review of a resolution passed by the Members’ Meeting.

5.                      To start legal proceedings for expulsion of a quotaholder the Members’ Meeting shall pass a resolution, for which a majority of three-fourths of the votes shall be required. The person concerned may not vote on the issue of lodging the claim. The Member shall be excluded from the Company by the court based on a claim initiated by the Company against such Member, if the continued membership of the person in question would seriously endanger achievement of the Company’s purpose. The sale of the quota of the Member expelled is the duty of the Company.

6.                      Based on a resolution of the Members’ Meeting passed by a majority of three-fourths or more of the votes, the Company may acquire its own quota from its assets in excess of initial capital. Only those quotas may be acquired with regard to which the capital contributions have been paid up in full. The Company may not exercise voting rights for quotas acquired by the Company (own quotas). Within a period of one year following the purchase thereof, the Company shall transfer the quotas purchased in this way, or shall convey the same to Members, in proportion to their capital contributions, without compensation, or shall withdraw such quotas pursuant to the rules of capital decrease following expiration of the aforementioned deadline.

7.                      The Members undertake not to provide information on business secrets related to the activity of the Company to third persons except to authorized administrative bodies.

8.                      If the Members’ Meeting has refused a proposal that the last report prepared pursuant to the Accounting Act, or any event which has occurred in the management during the last two years be examined by an

Auditor, or, if no decision has been passed by the Members’ Meeting in this subject, such examination shall be ordered by the court of registration upon a request submitted by the Members representing at least five percent (5%) of the votes.

9.                      If the Members’ Meeting has refused the proposal to enforce a claim of the Company against the Members, the Managing Director, the Supervisory Board member or the Auditor of the Company or, if no decision has been passed by the Members’ Meeting in this subject, the Members representing at least five percent (5%) of the votes may, under penalty of forfeiture of rights, enforce such claim on behalf of the Company in court proceedings within a period of thirty (30) days after the Members’ Meeting.

XV.

Transfer of quotas, priority rights

1.                      With the exception of own quotas of the Company, quotas may be freely transferred to the Members of the company.

2.                      Quotas may be transferred to non-Member parties only if the Member concerned has paid his capital contribution in full, with the exception of such cases when the membership of the Member ended due to the non-provision of his contribution or his additional payment or due to expulsion. The Member concerned, the Company or a person appointed by the Members’ Meeting shall, in this order, have pre-emption rights for quotas to be transferred by means of a contract of sale.

3.                      If the Member concerned fails to make a statement within fifteen days after the announcement of the intention of transfer, he shall be considered as not having exercised his pre-emption right. For the Company or a person appointed as such, the deadline shall be thirty days from such announcement.

4.                      Any transfer of pre-emption rights shall be null and void. Pre-emption rights may not be validly waived.

5.                      A transfer of quotas to non-Member parties does not require the approval of the Company but this quota may be transferred only for a valuable consideration except in the case of legal succession.

6.                      If more than one Member wishes to exercise its pre-emption right, the Members shall be entitled, to acquire new quotas in proportion to their previous quotas.

7.                      In case of a capital increase to be effected by providing cash contribution, the Members of the Company shall, unless the Members’ resolution on the capital increase provides otherwise, have right of first refusal to acquire new capital contributions within a period of fifteen (15) days following the date of the Members’ Meeting deciding on the capital increase. Unless otherwise provided in the Members’ resolution deciding on the capital increase, the Members may exercise this right in proportion to their quotas.

XVI.

Termination of the Company

1.                      The Company shall terminate,

1.1                               if the Members’ Meeting passes a resolution on the termination of the Company without legal successor,

1.2                               if the Company transforms into another company form,

1.3                               upon being declared terminated by the court of registration or upon the order of the court of registration on its cancellation ex officio, or if terminated by the court in liquidation proceedings.

2.                      The Company shall be terminated upon cancellation from the register of companies.

3.                      With the exception of liquidation proceedings and cancellation by the court of registration ex officio, upon the termination of the Company without legal successor, voluntary dissolution is admissible. In its resolution on the commencement of voluntary dissolution, the Members’ Meeting shall appoint the person in charge of voluntary dissolution.

4.                      The distribution of the assets remaining after the voluntary dissolution may be paid to the Member only after the Company has been cancelled in the Company register.

5.                      Members of the Company shall be liable only for the obligations of the Company terminated without legal successor in proportion of their quota distributed from the assets, except if the Members have abused their limited liability.

XVII.

Notification of the Members, Communication

1.                      Notifications to the Members have to be mailed without delay by registered mail to the last given address.

2.                      Legal declarations and resolutions pursuant to these Articles of Association shall be communicated to the addressees without delay in writing or in some other verifiable manner unless the Act establishes a different deadline.

XVIII.

Closing provisions

1.                      The headings of the articles, which occur in this Articles of Association, are only for information purposes, they have no effect on the interpretation of the Articles of Association. Should any of the regulations of the present Articles of Association be invalid, this does not concern the validity of the other regulations.

2.                      The relation among the Members in cases not regulated by these Articles of Association shall be governed by the Civil Code and the rules of Hungarian law.

Flextronics International GmbH	Flextronics Sárvár Logistics Kft.

In accordance with section 51 (3) of Act V of 2006 on Companies Registration and Solvent Dissolution Business Associations and further to the shareholders’ resolution passed on June 19, 2015 the present document is the amended and unified text of the Articles of Association of the Company in which changes are indicated in bold italics and underlined and which has been countersigned by me in Budapest, on July 14, 2015.

Dr. Faludi Zoltán FALUDI WOLF THEISS ÜGYVÉDI IRODA H-1085 Budapest, Kálvin tér 12-13. Tel.: 4848-800 Fax: 4848-825 Adószám: 18128462-2-42 /s/ dr. Faludi Zoltán
dr. Faludi Zoltán attorney at law Faludi WOLF THEISS Attorneys at Law